Exhibit 3.6

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of [ ], 2026, by and among dMY Squared Technology Group, Inc., a Massachusetts corporation (“DMY”), Horizon Quantum Holdings Pte. Ltd. (formerly known as Rose Holdco Pte. Ltd.) (Company Registration No.: 202537774K), a Singapore public company limited by shares (“Holdco”); and Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2”).

WHEREAS, the respective boards of directors of DMY, Holdco and Merger Sub 2 have each approved and adopted a business combination agreement, dated as of September 9, 2025, by and among DMY, Holdco, Rose Acquisition Pte. Ltd. (Company Registration No.: 202537790M), a Singapore private company limited by shares and wholly-owned subsidiary of Holdco, Merger Sub 2 and Horizon Quantum Computing Pte. Ltd. (Company Registration Number 201802755E), a Singapore private company limited by shares(the “Business Combination Agreement”); and

WHEREAS, the respective boards of directors of DMY, Holdco and Merger Sub 2 have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such company and its respective shareholders or members, as appropriate; and

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub 2, in accordance with the Massachusetts Business Corporation MBCA, as amended (the “MBCA”), will merge with and into DMY, with DMY surviving the merger as a wholly-owned subsidiary of Holdco (the “Merger”);

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 11.02 of the MBCA, Merger Sub 2 shall be merged with and into DMY at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of Merger Sub 2 shall cease, and DMY shall continue as the surviving corporation and wholly-owned subsidiary of Holdco (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement and the MBCA.

2. Effective Time.

(a) Subject to the provisions of this Agreement, on the date hereof, the parties shall duly prepare, execute and file articles of merger (“Articles of Merger”) complying with Section 11.06 of the MBCA with the Secretary of State of the Commonwealth of Massachusetts with respect to the Merger. The Merger shall become effective upon the filing of the Articles of Merger or such later date as determined by the parties (the “Effective Time”).

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Merger Sub 2 shall vest in DMY, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Merger Sub 2 shall become the debts, liabilities, obligations and duties of DMY, as the Surviving Corporation.

3. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of DMY, Merger Sub 2, Holdco or the holders of shares of capital stock of DMY, Merger Sub 2, or Holdco:

(a) each outstanding share of DMY Class A common stock, par value $0.0001 per share (the “DMY Class A Common Stock”) (excluding shares of DMY Class A Common Stock sold in connection with DMY’s initial public offering (the “DMY IPO”) validly submitted for redemption and any shares of DMY Class A Common Stock that are held by a DMY shareholder who has demanded and perfected such holder’s right to appraisal of such shares of DMY Class A Common Stock in accordance with Part 13 of the MBCA, but including shares of DMY Class A Common Stock issued upon the conversion of shares of DMY Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and shares of DMY Class A Common Stock issued upon the separation of any DMY units each consisting of one share of DMY Class A Common Stock and one-half of one DMY Public Warrant (as defined below) (a “DMY Unit” and the “DMY Unit Separation”)) will be automatically converted into the right to receive one Class A ordinary share of Holdco (the “Holdco Class A Ordinary Share”);

(b) each outstanding whole warrant of DMY initially issued in connection with the DMY IPO, which are exercisable for shares of DMY Class A Common Stock (the “DMY Public Warrant”) (including DMY Public Warrants issued upon the DMY Unit Separation) will be assumed by Holdco and will be exercisable for Holdco Class A Ordinary Shares in lieu of shares of DMY Class A Common Stock (the “Holdco Public Warrants”); and

(c) each outstanding whole private placement warrant of DMY initially issued in a private placement simultaneous with DMY IPO (the “DMY Private Warrants”) will be assumed by Holdco and will be exercisable for Holdco Class A Ordinary Shares in lieu of shares of DMY Class A Common Stock (the “Holdco Private Warrants”, and together with the Holdco Public Warrants, the “Holdco Warrants”).

4. Organizational Documents. The by-laws of DMY in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the MBCA, and the articles of organization of DMY in effect at the Effective Time, as amended pursuant to the Articles of Merger, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided therein or by the MBCA.

5. Directors and Officers. The directors and officers of Holdco immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the MBCA.

6. Submission to Service of Process. The Surviving Corporation agrees that it may be served with process in the Commonwealth of Massachusetts in any proceeding for enforcement of any obligation of any constituent corporation of Massachusetts, as well as the enforcement of any obligation of the Surviving Corporation arising from this merger, and irrevocably appoints the Secretary of Commonwealth of Massachusetts as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail a copy of any such process to the surviving corporation at 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144.

7. Entire Agreement. This Agreement, together with the Articles of Merger and the Ancillary Agreements (as defined in the Business Combination Agreement), constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

10. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

dMY Squared Technology Group, Inc.

By
Name:	Harry L. You
Title:	Chairman

[Horizon Quantum Holdings Pte. Ltd.]

By
Name:	Joseph Fitzsimons
Title:	Chairman

Horizon Merger Sub 2, Inc.

By
Name:	Joseph Fitzsimons
Title:	President

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